EXHIBIT 99.1
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SUTRON CORPORATION REPORTS FIRST QUARTER 2006 RESULTS

STERLING, Va--May 15, 2006--Sutron Corporation (NASDAQ:STRN - News), a leading provider of hydrological and meteorological monitoring products, systems and services, today reported financial results for the quarter ended March 31, 2006.

Financial Highlights for the first quarter ended March 31, 2006:

   o Sales Revenue was up 4.7% to $4,076,108 from $3,893,933 in the first quarter of 2005.
   o Net income was down 8.4% to $359,439 from $392,291 in the first quarter of 2005.
   o Earnings per share were $0.08 compared to $0.09 for 2005's first quarter earnings per share.
   o    Gross margin was 43.6% compared to 42.5% in the first quarter of 2005.

"We are pleased with our first quarter results from the longer term perspective, which included contract revenue from both the India Meteorological Department
(IMD) and Central Water Commission (CWC) of India, although shipments on both contracts were delayed, likely until Q2 2006, due to scheduling and import license issues," said Raul McQuivey, Sutron's Chairman and Chief Executive Officer. "In the fourth quarter of 2005 the Company received contracts from these customers totaling approximately $6,067,600, and had expected to ship the complete IMD project and make a partial shipment on the CWC project during the first quarter of 2006. We now anticipate the IMD shipment will occur in May 2006, but do not yet have a shipping date from CWC."

"Sales revenues were up, but net income was down as a result of both the timing of the above-referenced shipments as well as incurring higher product development expenses. These expenses increased approximately $97,000 due primarily to incorporating state-of-the-art technology into the Xpert and XLite Dataloggers and into a new water level sensor. It is part of Sutron's corporate mission to continuously improve our existing products and invest in new products in order to maintain and improve our competitive position."

"Additional strong customer orders for the first quarter of 2006 are highlighted below. Total customer orders for the quarter were up 27% to $3,845,774 from $3,025,257 in 2005. We are pleased to report that our 2006 customer orders combined with our 2005 year end backlog totaled approximately $11,650,000 as of the end of the first quarter of 2006 as compared with a combined total of $7,270,000 in 2005."

Other Q1 2006 Highlights

   o An order totaling $401,946 from the University of Puerto Rico for six National Ocean Survey (NOS) Tide/Tsunami Systems, engineering services and systems software that will provide a monitoring and warning system for the island of Puerto Rico.

   o Award of a contract in the amount of $392,500 by the City of Gainesville, Florida, for construction services.
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   o    Orders totaling $373,218 from Bytown Marine, in Ontario, Canada for 51
        SatLink Satellite Transmitter/Loggers, 23 8210 Dataloggers, 16 Xpert Dataloggers, 15 Accububble Water Level Sensors, 2 NOS Tide Systems and other accessories.

   o Award of work orders and contracts totaling $339,039 by the South Florida Water Management District (SFWMD) including a $250,000 contract with SFWMD SCADA Instrumentation Maintenance (SIM) to upgrade 15 SCADA sites with new MOSCAD remote terminal units.

   o Orders totaling $299,619 from NOAA's National Ocean Service (NOS) to provide 16 NOS Tide Systems, 17 Redundant Tide Systems, 31 Barometric Pressure Sensors and other related equipment.

   o Award of a subcontract totaling $288,500 by Barnard Construction on their main contract with SFWMD to provide groundwater level monitoring equipment including flowmeters, dataloggers and installation services for storage reservoir monitoring.

This release includes forward-looking statements regarding our expected future financial position, results of operations, cash flows, financing plans, business strategy, products and services, competitive positions, growth opportunities, plans and objectives of management for future operations, as well as statements that include words such as "anticipate," "if," "believe," "plan," "estimate," "expect," "intend," "may," "should" and other similar expressions are forward-looking statements. All forward-looking statements involve risks, uncertainties and contingencies which may cause actual results, performance, or achievements to differ materially from anticipated results, performance, or achievements. Factors that may cause actual results to differ materially from those in the forward-looking statements include those set forth in our filings with the SEC, including the disclosure under the heading "Business" and "Management's Discussion and Analysis" in the Company's Annual Report on Form 10-KSB/A filed on June 15, 2005. We are under no obligation to update or alter our forward-looking statements, whether as a result of new information, future events or otherwise.